Exhibit 99.1

            Hexcel Reports 2004 Fourth Quarter and Year-End Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Jan. 25, 2005--Hexcel
Corporation (NYSE/PCX:HXL):

    Fourth Quarter Highlights:

    -- Net sales were $276.4 million, up 24.8% from fourth quarter, 2003, 21.8% higher on a constant currency basis.

    -- Operating income of $20.6 million was up over 92% versus the fourth quarter 2003.

    -- Net income of $7.6 million was up $17.3 million from the same quarter last year.

    -- Total debt, net of cash decreased by $31.7 million for the quarter.

    Full Year Highlights:

    --  Net sales were $1,074.5 million, up 19.8% from 2003, 16.6%
        higher on a constant currency basis.

    --  Operating income of $88.8 million was up by 48% versus 2003.

    -- Net income of $28.8 million was up $39.9 million from last year.

    -- Total debt, net of cash decreased by $67.5 million to $374.2 million, a drop over 15%.


----------------------------------------------------------------------
                                          Unaudited      Unaudited
                                        ------------------------------
                                        Quarter Ended    Year Ended
                                         December 31,   December 31,
                                        ------------------------------
(In millions, except per share data)      2004   2003     2004   2003
----------------------------------------------------------------------

Net sales                               $276.4 $221.4 $1,074.5 $896.9
Gross margin %                            21.0%  18.7%    21.3%  19.5%
Operating income                         $20.6  $10.7    $88.8  $60.0
Operating income %                         7.5%   4.8%     8.3%   6.7%
Non-operating (income) expense, net       $1.6     $-     $2.2   $2.6
Provision for income taxes (a)            $0.3   $7.6    $11.2  $13.5
Equity in earnings (losses) of
 affiliated companies                     $0.3  $(0.3)    $1.1  $(1.4)
Net income (loss)                         $7.6  $(9.7)   $28.8 $(11.1)
Deemed preferred dividends and
 accretion                              $(16.0) $(3.0)  $(25.4) $(9.6)
Net income (loss) available to common
 shareholders                            $(8.4)$(12.7)    $3.4 $(20.7)
Diluted net income (loss) per common
 share                                  $(0.20)$(0.33)   $0.08 $(0.54)
----------------------------------------------------------------------

(a) The Company's tax provision primarily reflects taxes on foreign income. Included in the 2003 fourth quarter and year-end results is the impact of the write-off of a Belgian deferred tax asset of $4.7 million. The Company will continue to adjust its tax provision rate through the establishment, or release, of a non-cash valuation allowance attributable to currently generated U.S. and Belgian net operating income (losses) until such time as the U.S. and Belgian operations, respectively, generate income in future years to utilize the net operating losses in full.

                           Constant Currency

To assist in the interpretation of the Company's net sales trend, the value of total net sales and sales by market for the fourth quarter and full year 2004, as disclosed in this news release, has been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2003. Such estimated net sales are titled "constant currency" in this news release. Actual sales by market segment are provided in Table A attached.


    Hexcel Corporation (NYSE/PCX: HXL) today reported results for the fourth quarter and full year of 2004. Net sales for the fourth quarter of 2004 were $276.4 million, up 24.8% as compared to $221.4 million for the fourth quarter of 2003. In constant currency, revenues for the fourth quarter of 2004 were 21.8% higher than last year. Gross margin for the fourth quarter of 2004 was $58.1 million, or 21.0% of sales, compared with $41.3 million for the same period last year.
    Operating income for the fourth quarter of 2004 was $20.6 million as compared to $10.7 million for the same quarter last year. Included within operating income (selling, general and administrative expenses) in the fourth quarter of 2004 are $1.1 million of transaction costs related to the previously disclosed secondary offering of shares of the Company's common stock by certain of its stockholders. Depreciation expense for the quarter of $13.1 million was $1.4 million lower than the prior year, while business consolidation and restructuring expenses were $0.9 million compared to $1.6 million in the fourth quarter of 2003.
    Net income for the quarter was $7.6 million compared to a net loss of $9.7 million for the same quarter of 2003. During the fourth quarter of 2004, the Company recorded a $1.6 million loss on early retirement of debt in connection with its purchase of $23.0 million of its senior subordinated notes due 2009. The loss is included in non-operating income/expense in the Company's statement of operations. Included in the Company's tax provision for the 2003 fourth quarter is the write-off of a Belgian deferred tax asset of $4.7 million.
    As previously disclosed, during the fourth quarter of 2004, the Company recorded as part of deemed preferred dividends and accretion a non-cash charge of $12.9 million related to the conversion of a portion of its mandatorily redeemable convertible preferred stock into common shares in connection with a secondary offering of common stock in December. This charge, together with the ongoing quarterly amortization of deemed preferred dividends and accretion, totaled $16.0 million in the fourth quarter of 2004 compared to $3.0 million in the same quarter of 2003. After reflecting deemed preferred dividends and accretion, net loss available to common shareholders for the fourth quarter of 2004 was $8.4 million, or $0.20 per diluted common share, compared to a net loss of $12.7 million, or $0.33 per diluted common share, for the fourth quarter of 2003.
    For the full year of 2004, net sales were $1,074.5 million as compared to $896.9 million in 2003, an increase of 19.8% (16.6% on a constant currency basis). Gross margin increased to $229.1 million from $174.5 million. Operating income of $88.8 million in 2004 was $28.8 million higher than the $60.0 million of operating income achieved in 2003. The improvement this year reflects higher sales volumes, particularly from commercial aerospace and industrial market applications. Included in full year 2004 operating income were $2.3 million of bad debt provision related to Second Chance Body Armor, Inc., a ballistics customer that filed for protection under Chapter 11 of the U.S. Bankruptcy Code, a $7.0 million charge related to a litigation settlement, a $4.0 million gain on the sale of land and transaction costs of $1.1 million related to the Company's secondary offering. Net income was $28.8 million for 2004 compared to a net loss of $11.1 million in 2003. After reflecting deemed preferred dividends and accretion, net income available to common shareholders for the year was $3.4 million, or $0.08 per diluted common share, compared to a net loss of $20.7 million, or $0.54 per diluted common share, in 2003.

    Chief Executive Officer Comments

    Commenting on the quarter and full year's results, Mr. David E. Berges, Chairman, Chief Executive Officer and President, said, "After almost three years of uncertain markets and painful actions, we are thrilled with the trends in our markets as well as our resultant earnings progress in 2004. Revenue growth first came from the requirements of our body armor and military aircraft customers, and then, starting mid year, from the decisions of Airbus and Boeing to start increasing commercial aircraft production. More importantly, the long term prospects for composites in aerospace advanced dramatically in recent quarters. We have seen the rollout of the Airbus A380 super jumbo jet with 22% composite content by weight, more than double the percentage of all other current commercial aircraft. The next new Airbus aircraft will see the introduction of carbon fiber wings and move composite content to over 30%. The new Boeing 7E7 with carbon fiber wings and fuselage is expected to contain over 50% composite content. This increasing penetration of composites has the potential to create an acceleration effect to the aerospace rebound for years to come."
    Mr. Berges continued, "The fundamental driver of our improving performance is revenue growth and our success in delivering good leverage through to the net income line. On increased revenues of $177.6 million in 2004, we generated $54.6 million of gross margin - a 30.7% rate on the incremental sales. Net income for the year increased by $39.9 million, despite a number of unusual items such as the carbon fiber litigation settlement, a bad debt provision and Sarbanes-Oxley costs which hurt our operating income leverage. But continued cash focus led to lower interest expense and we had improved performance from our joint ventures which helped us deliver net income in all four quarters. We continued to generate free cash despite investing in our growing businesses and we reduced net debt by another $67.5 million or 15.3% from the beginning of the year. The formula for success in 2005 will be the same. Our markets offer the continued potential for annual double digit revenue growth and our task is to use our operating leverage to deliver improved profitability as a result."

    Fourth Quarter Revenue Trends

    As in recent quarters, the year-over-year shift in foreign exchange rates has continued to increase revenues compared to prior period actual results. To provide a better understanding of the real underlying trends, we have again provided constant currency revenues in our discussion of revenue trends by market. Actual sales by market segment are provided in Table A.
    In constant currency, commercial aerospace revenues were $119.0 million for the fourth quarter of 2004, an increase of $28.0 million, or 30.8%, over revenues in the same quarter of 2003. The year-on-year increase reflects the increase in commercial aircraft build rates as well as the ramp up of Airbus A380 production.
    Industrial market revenues for the quarter in constant currency of $87.9 million were up $15.1 million, or 20.7%, compared to revenues of $72.8 million in the fourth quarter of 2003. The continued strength in industrial market sales reflects higher demand for reinforcement fabrics used in military body armor applications and increasing sales of products used in wind energy applications.
    Space and defense revenues in constant currency of $49.2 million were up $4.0 million or 8.8% compared to the fourth quarter of 2003 reflecting continued growth in helicopter blade replacement programs and higher military aircraft production offset by the cancellation of the Comanche Program, which contributed $4.1 million of revenue to the same quarter last year. Revenues from the electronics market were $13.6 million in constant currency, up 9.7% compared to last year's quarter.

    2004 Full Year Revenue Trends and 2005 Outlook

    Consolidated revenues in constant currency of $1,046.1 million for 2004 were 16.6% higher than 2003. In constant currency, commercial aerospace revenues were $453.8 million for 2004, an increase of $63.9 million, or 16.4%, over the revenues in 2003. The year-on-year increase reflects the benefit of higher aircraft build rates in 2005, a favorable change in mix of aircraft being produced, and the benefit of the new Airbus A380 program. We expect 2005 to show a continuation of these trends.
    Industrial market revenues for the year in constant currency were $344.2 million, an increase of $69.3 million, or 25.2%, compared to revenues of $274.9 million in 2003. The largest portion of this revenue increase came from sales of reinforcement fabrics used in military body armor applications. Sales to wind energy applications also increased at a double digit rate year-on-year. In 2005, we expect ballistic sales to remain at current levels but growth in wind applications to accelerate and drive continued growth in this market.
    Space & Defense revenues in constant currency of $187.8 million were up $8.5 million, or 4.7%, from 2003, despite the termination of the Comanche program which contributed $13.5 million of revenue last year compared to $4.4 million this year. The Company provides materials to a wide range of military programs. Over time, the revenues the Company obtains from these programs tend to vary based on customer ordering patterns and the timing and extent of program funding.
    Electronics revenues for the year in constant currency were $60.3 million compared to 2003 revenues of $52.8 million. The Company continues to focus on higher-end electronics applications, and this focus on advanced technology materials and specialty applications, together with some recovery in industry demand, is contributing to enhanced performance in our electronics business.

    Debt

    Total debt, net of cash, declined in the quarter by $31.7 million to $374.2 million as of December 31, 2004. During 2004, total debt, net of cash declined $67.5 million (see Table E for details of the components of net debt). Inventories at December 31, 2004 were slightly lower than September 30, 2004 and $23.7 million higher ($17.5 million higher in constant currency) than December 31, 2003. Accounts receivable measured as days sales outstanding as of December 31, 2004 were comparable to the same quarter last year.
    The Company anticipates that net debt will increase in the first quarter of 2005 reflecting the usual seasonality in its cash flows. In the first quarter of each year, working capital increases and there are a number of annual cash payments. In the first quarter of 2005, the Company will also make a $7.5 million investment in its existing Chinese joint venture.
    Interest expense during the fourth quarter and full year of 2004 was $11.4 million and $47.7 million, respectively, and compares to interest expense of $12.5 million and $53.6 million in the respective periods of 2003. The decline in interest expense during 2004 reflects the Company's on-going efforts to reduce its total debt through open market purchases (see Table C for details of the components of interest expense).
    The Company is exploring refinancing some or all of its debt to reduce its interest expense. Consideration is being given to the possible replacement, repurchase, refinancing, redemption, tender and/ or defeasance of its existing senior secured credit facility, 9.875% Senior Secured Notes due 2008, 9.75% Senior Subordinated Notes due 2009 and 7% Convertible Debentures due 2011. The consummation of any potential future refinancing transaction(s) will depend on various factors, including market and economic conditions. There can be no assurance that any potential refinancing will be consummated or, if consummated, as to the terms thereof.
    Capital expenditures for the quarter and year were $17.8 million and $38.1 million respectively. We expect 2005 capital expenditures to be more in line with our annual depreciation rate.

    Independent Registered Public Accounting Firm's 2004 Report

    Due to the requirements of Section 404 of the Sarbanes-Oxley Act, the independent registered public accounting firm's audit report date on the financial statements will be deferred until the Company files its 2004 Annual Report on Form 10-K. This is a change from prior years practice when the independent registered public accounting firm's audit report date was typically rendered at the time of the Company's earnings release.

    Hexcel will host a conference call at 11:00 A.M. EST, on January 26, 2005 to discuss the fourth quarter and year-end results, and respond to questions. The telephone number for the conference call is
(719) 457-2666 and the confirmation code is 0215492. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

    Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

    Disclaimer on Forward-Looking Statements

    This press release contains statements that are forward-looking, including statements relating to anticipated trends in the market segments the Company serves, 2005 full year consolidated revenues and capital expenditures; and the Company's focus on generating cash and reducing total debt. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                  Unaudited
                                        ------------------------------
                                        Quarter Ended    Year Ended
                                         December 31,   December 31,
(In millions, except per share data)      2004   2003     2004   2003
----------------------------------------------------------------------
Net sales                               $276.4 $221.4 $1,074.5 $896.9
Cost of sales                            218.3  180.1    845.4  722.4
----------------------------------------------------------------------

 Gross margin                             58.1   41.3    229.1  174.5

Selling, general and administrative
 expenses                                 30.5   24.5    113.1   95.0
Research and technology expenses           6.1    4.5     21.3   17.7
Business consolidation and restructuring
 expenses                                  0.9    1.6      2.9    4.0
Other (income) expense, net                  -      -      3.0   (2.2)
----------------------------------------------------------------------

 Operating income                         20.6   10.7     88.8   60.0

Interest expense                          11.4   12.5     47.7   53.6
Non-operating (income) expense, net        1.6      -      2.2    2.6
----------------------------------------------------------------------

 Income (loss) before income taxes         7.6   (1.8)    38.9    3.8
Provision for income taxes                 0.3    7.6     11.2   13.5
----------------------------------------------------------------------

 Income (loss) before equity in earnings
  (losses)                                 7.3   (9.4)    27.7   (9.7)
Equity in earnings (losses) of
 affiliated companies                      0.3   (0.3)     1.1   (1.4)
----------------------------------------------------------------------

 Net income (loss)                         7.6   (9.7)    28.8  (11.1)
Deemed preferred dividends and accretion (16.0)  (3.0)   (25.4)  (9.6)
----------------------------------------------------------------------

 Net income (loss) available to common
  shareholders                          $ (8.4)$(12.7)    $3.4 $(20.7)

----------------------------------------------------------------------

Net loss per common share (a):
 Basic                                  $(0.20)$(0.33)   $0.09 $(0.54)
 Diluted                                $(0.20)$(0.33)   $0.08 $(0.54)

Weighted-average common shares
 outstanding (a):
  Basic                                   41.6   38.7     39.3   38.6
  Diluted                                 41.6   38.7     42.1   38.6
----------------------------------------------------------------------

(a) Refer to Table D for further information relating to the computations of basic and diluted net income (loss) per common share.

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                    Unaudited
                                           ---------------------------
(In millions, except per share data)       December September December
                                           31, 2004 30, 2004  31, 2003
----------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                 $  57.2  $  51.5   $  41.7
 Accounts receivable, net                    153.5    146.1     126.2
 Inventories, net                            144.2    144.9     120.5
 Prepaid expenses and other assets            18.4     18.0      16.2
----------------------------------------------------------------------
 Total current assets                        373.3    360.5     304.6

Property, plant and equipment                734.0    697.7     688.0
Less accumulated depreciation               (447.4)  (425.7)   (394.1)
----------------------------------------------------------------------
 Net property, plant and equipment           286.6    272.0     293.9

Goodwill, net                                 78.3     76.7      76.9
Investments in affiliated companies            5.5      6.7       7.4
Other assets                                  33.1     34.7      39.9
----------------------------------------------------------------------

Total assets                               $ 776.8  $ 750.6   $ 722.7
----------------------------------------------------------------------


Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Notes payable and current maturities of
  capital lease obligations                $   1.0  $   3.8   $   2.1
 Accounts payable                             94.8     81.2      64.1
 Accrued liabilities                         120.2    115.1      97.7
----------------------------------------------------------------------
 Total current liabilities                   216.0    200.1     163.9

Long-term notes payable and capital lease
 obligations                                 430.4    453.6     481.3
Other non-current liabilities                 64.3     64.6      64.9
----------------------------------------------------------------------
Total liabilities                            710.7    718.3     710.1

Mandatorily redeemable convertible
 preferred stock, 0.125 shares of series A
 and 0.125 shares of series B authorized;
 0.101 shares of series A and 0.047 shares
 of series B issued and outstanding at
 December 31, 2004, and 0.125 shares of
 series A and 0.125 shares of series B
 issued and outstanding at September 30,
 2004 and December 31, 2003                   90.5    115.4     106.0

Stockholders' equity (deficit):
Preferred stock, no par value, 20.0 shares
 of stock authorized, no shares issued or
 outstanding                                     -        -         -
Common stock, $0.01 par value, 200.0 shares
 of stock authorized; 55.0 shares issued at
 December 31, 2004, 41.0 shares issued at
 September 30, 2004 and 40.0 shares issued
 at December 31, 2003                          0.5      0.4       0.4
Additional paid-in capital                   334.5    299.9     303.5
Accumulated deficit                         (363.8)  (371.4)   (392.6)
Accumulated other comprehensive income
 (loss)                                       18.4      2.0       8.8
----------------------------------------------------------------------
                                             (10.4)   (69.1)    (79.9)
Less - Treasury stock, at cost, 1.4 shares
 at December 31, 2004 and September 30,
 2004, and 1.3 shares at December 31, 2003   (14.0)   (14.0)    (13.5)
----------------------------------------------------------------------
Total stockholders' equity (deficit)         (24.4)   (83.1)    (93.4)
----------------------------------------------------------------------

Total liabilities and stockholders' equity
 (deficit)                                 $ 776.8  $ 750.6   $ 722.7
----------------------------------------------------------------------

Total debt, net of cash                    $ 374.2  $ 405.9   $ 441.7
----------------------------------------------------------------------

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                   Unaudited
                                         -----------------------------
                                         Quarter Ended    Year Ended
                                          December 31,   December 31,
(In millions)                              2004  2003    2004    2003
----------------------------------------------------------------------

Cash flows from operating activities
 Net income (loss)                       $  7.6 $(9.7) $ 28.8 $ (11.1)
 Reconciliation to net cash provided by
  operating activities:
   Depreciation                            13.1  14.5    52.0    52.2
   Amortization of debt discount and
    deferred financing costs                0.7   0.9     3.3     3.5
   Deferred income taxes (benefit)         (0.6)  5.3    (1.1)    4.8
   Business consolidation and
    restructuring expenses                  0.9   1.6     2.9     4.0
   Business consolidation and
    restructuring payments                 (0.9) (1.8)   (4.7)   (9.1)
   Equity in (earnings) losses of
    affiliated companies                   (0.3)  0.3    (1.1)    1.4
   Working capital changes and other       19.9   8.6     5.8     1.2
----------------------------------------------------------------------
 Net cash provided by operating
  activities                               40.4  19.7    85.9    46.9
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                     (17.8) (9.1)  (38.1)  (21.6)
 Proceeds from sale of an ownership
  interest in an affiliated company           -     -       -    23.0
 Proceeds from the sale of assets             -     -     6.5     5.7
 Dividends from an affiliated company       1.5   1.0     3.0     2.0
----------------------------------------------------------------------
 Net cash provided by (used for)
  investing activities                    (16.3) (8.1)  (28.6)    9.1
----------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from (repayments of) senior
  secured credit facilities, net              -  (3.1)   (4.1)    4.0
 Proceeds from issuance of 9.875% senior
  secured notes, net of discount              -     -       -   123.7
 Repayments of senior credit facility,
  net                                         -     -       -  (179.7)
 Redemption of 7% convertible
  subordinated notes                       (1.7)    -    (1.7)  (46.9)
 Redemption of 9.75% senior subordinated
  notes                                   (24.1)    -   (47.0)      -
 Proceeds from (repayments of) capital
  lease obligations and other debt, net    (1.3) (0.7)   (1.6)  (39.2)
 Proceeds from issuance of mandatorily
  redeemable convertible preferred stock      -     -       -   125.0
 Issuance costs related to debt and
  equity offerings                            -     -       -   (14.1)
 Activity under stock plans                 9.2   0.1    12.8     0.3
----------------------------------------------------------------------
 Net cash used for financing activities   (17.9) (3.7)  (41.6)  (26.9)
----------------------------------------------------------------------
Effect of exchange rate changes on cash
 and cash equivalents                      (0.5)  4.9    (0.2)    4.4
----------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                5.7  12.8    15.5    33.5
Cash and cash equivalents at beginning of
 period                                    51.5  28.9    41.7     8.2
----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                  $ 57.2 $41.7  $ 57.2 $  41.7
----------------------------------------------------------------------

Supplemental Data:
 Cash interest paid                      $  7.4 $ 7.3  $ 47.1 $  51.7
 Cash taxes paid, net of refunds         $  2.6 $ 1.1  $ 10.4 $   9.4
----------------------------------------------------------------------

Hexcel Corporation and Subsidiaries                            Table A
Net Sales to Third-Party Customers by Product Group and Market Segment
----------------------------------------------------------------------
                                        Unaudited
                    --------------------------------------------------
(In millions)       Commercial            Space &
                    Aerospace  Industrial Defense Electronics   Total
----------------------------------------------------------------------

Fourth Quarter 2004
 Net Sales
Reinforcements       $ 16.9      $ 45.2  $    -      $13.9      $76.0
Composites             88.7        46.1    47.1          -      181.9
Structures             15.3           -     3.2          -       18.5
----------------------------------------------------------------------
Total                $120.9       $91.3   $50.3      $13.9     $276.4
                         44%         33%     18%         5%       100%
----------------------------------------------------------------------

Third Quarter 2004
 Net Sales
Reinforcements       $ 16.9      $ 50.9  $    -      $16.6      $84.4
Composites             84.8        37.4    39.0          -      161.2
Structures             14.8           -     2.7          -       17.5
----------------------------------------------------------------------
Total                $116.5       $88.3   $41.7      $16.6     $263.1
                         44%         34%     16%         6%       100%
----------------------------------------------------------------------

Fourth Quarter 2003
 Net Sales
Reinforcements       $ 12.5      $ 35.2  $    -      $12.4      $60.1
Composites             64.0        37.6    42.0          -      143.6
Structures             14.5           -     3.2          -       17.7
----------------------------------------------------------------------
Total                 $91.0       $72.8   $45.2      $12.4     $221.4
                         41%         33%     20%         6%       100%
----------------------------------------------------------------------

2004 Net Sales
Reinforcements       $ 64.6      $193.0  $    -      $61.8     $319.4
Composites            337.6       164.1   182.2          -      683.9
Structures             60.3           -    10.9          -       71.2
----------------------------------------------------------------------
Total                $462.5      $357.1  $193.1      $61.8   $1,074.5
                         43%         33%     18%         6%       100%
----------------------------------------------------------------------

2003 Net Sales
Reinforcements       $ 51.1      $128.9  $    -      $52.8     $232.8
Composites            273.6       146.0   165.2          -      584.8
Structures             65.2           -    14.1          -       79.3
----------------------------------------------------------------------
Total                $389.9      $274.9  $179.3      $52.8     $896.9
                         43%         31%     20%         6%       100%
----------------------------------------------------------------------

Hexcel Corporation and Subsidiaries                            Table B
Segment Data
----------------------------------------------------------------------
                                       Unaudited
                  ----------------------------------------------------
(In millions)     Reinforcements Composites Structures Corporate Total
                                                        & Other
                                                          (a)
----------------------------------------------------------------------

Fourth Quarter 2004
----------------------------------------------------------------------
 Net sales to
  external
  customers           $ 76.0     $   181.9    $ 18.5    $    -  $276.4
 Intersegment
  sales                 24.8           5.1         -         -    29.9
----------------------------------------------------------------------
   Total sales         100.8         187.0      18.5         -   306.3

 Operating income
  (loss)                 9.2          20.2       1.5     (10.3)   20.6
 Depreciation            4.2           8.4       0.4       0.1    13.1
 Business
  consolidation
  and
  restructuring
  expenses               0.1           0.8         -         -     0.9
 Capital
  expenditures           4.9          12.6       0.3         -    17.8
----------------------------------------------------------------------

Third Quarter 2004
----------------------------------------------------------------------
 Net sales to
  external
  customers           $ 84.4     $   161.2    $ 17.5    $    -  $263.1
 Intersegment
  sales                 25.2           4.9         -         -    30.1
----------------------------------------------------------------------
   Total sales         109.6         166.1      17.5         -   293.2

 Operating income
  (loss)                 9.9          19.1       1.0     (11.4)   18.6
 Depreciation            3.9           8.0       0.5         -    12.4
 Business
  consolidation
  and
  restructuring
  expenses               0.1           0.5         -         -     0.6
 Capital
  expenditures           1.8           6.6         -       0.1     8.5
----------------------------------------------------------------------

Fourth Quarter 2003
----------------------------------------------------------------------
 Net sales to
  external
  customers           $ 60.1     $   143.6    $ 17.7    $    -  $221.4
 Intersegment
  sales                 20.3           4.0         -         -    24.3
----------------------------------------------------------------------
   Total sales          80.4         147.6      17.7         -   245.7

 Operating income
  (loss)                 4.0          13.8       0.6      (7.7)   10.7
 Depreciation            5.3           8.6       0.5       0.1    14.5
 Business
  consolidation
  and
  restructuring
  expenses               0.8           0.5       0.1       0.2     1.6
 Capital
  expenditures           2.5           6.4       0.2         -     9.1
----------------------------------------------------------------------


Full Year 2004
----------------------------------------------------------------------
 Net sales to
  external
  customers           $319.4     $   683.9    $ 71.2    $   - $1,074.5
 Intersegment
  sales                103.3          19.0         -        -    122.3
----------------------------------------------------------------------
   Total sales         422.7         702.9      71.2        -  1,196.8

 Operating income
  (loss)                39.7          89.1       3.8     (43.8)   88.8
 Depreciation           16.5          33.5       1.9       0.1    52.0
 Business
  consolidation
  and
  restructuring
  expenses               0.7           2.3         -      (0.1)    2.9
 Capital
  expenditures          10.3          26.4       0.4       1.0    38.1
----------------------------------------------------------------------

Full Year 2003
----------------------------------------------------------------------
 Net sales to
  external
  customers           $232.8     $   584.8    $ 79.3    $    -  $896.9
 Intersegment
  sales                 83.7          15.6         -         -    99.3
----------------------------------------------------------------------
   Total sales         316.5         600.4      79.3         -   996.2

 Operating income
  (loss)                16.2          66.8       4.2     (27.2)   60.0
 Depreciation           17.3          32.7       2.1       0.1    52.2
 Business
  consolidation
  and
  restructuring
  expenses               1.8           1.8       0.2       0.2     4.0
 Capital
  expenditures           6.9          14.4       0.3         -    21.6
----------------------------------------------------------------------

(a) The Company does not allocate corporate expenses to its business segments.

Hexcel Corporation and Subsidiaries                            Table C
Schedule of Interest Expense
----------------------------------------------------------------------
                                                     Unaudited
                                         -----------------------------
                                         Quarter Ended     Year Ended
                                          December 31,    December 31,
(In millions)                             2004   2003     2004   2003
----------------------------------------------------------------------

Interest on debt instruments             $ 10.3  $ 11.2  $ 43.0  $48.4
Banking, commitment and other fees          0.3     0.4     1.4    1.7
Amortization of financing costs and
 discounts (non-cash)                       0.8     0.9     3.3    3.5
----------------------------------------------------------------------
Interest Expense                         $ 11.4  $ 12.5  $ 47.7  $53.6
----------------------------------------------------------------------

Hexcel Corporation and Subsidiaries                            Table D
Schedule of Net Income (Loss) Per Common Share (a)
----------------------------------------------------------------------
                                                   Unaudited
                                         -----------------------------
                                         Quarter Ended    Year Ended
                                          December 31,    December 31,
(In millions, except per share data)     2004    2003     2004   2003
----------------------------------------------------------------------

Basic net income (loss) per common
 share:
Net income (loss)                      $  7.6  $ (9.7)   $28.8 $(11.1)
Deemed preferred dividends and
 accretion                              (16.0)   (3.0)   (25.4)  (9.6)
----------------------------------------------------------------------
  Net (loss) income available to
   common shareholders                 $ (8.4) $(12.7)   $ 3.4 $(20.7)
----------------------------------------------------------------------
  Weighted average common shares
   outstanding                           41.6    38.7     39.3   38.6

Basic net income (loss) per common
 share                                  $(0.20) $(0.33)  $0.09 $(0.54)
----------------------------------------------------------------------

Diluted net income (loss) per common
 share:
Net income (loss)                      $  7.6  $ (9.7)   $28.8 $(11.1)
Deemed preferred dividends and
 accretion                              (16.0)   (3.0)   (25.4)  (9.6)
----------------------------------------------------------------------
Net (loss) income available to common
 shareholders                          $ (8.4) $(12.7)   $ 3.4 $(20.7)
Plus: Deemed preferred dividends and
 accretion                                  -       -        -      -
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders plus assumed
   conversions                         $ (8.4) $(12.7)   $ 3.4 $(20.7)
----------------------------------------------------------------------

Weighted average common shares
 outstanding - Basic                     41.6    38.7     39.3   38.6

Plus incremental shares from assumed
 conversions:
  Restricted stock units                    -       -      0.5      -
  Stock options                             -       -      2.3      -
  Mandatorily redeemable convertible
   preferred stock                          -       -        -      -
----------------------------------------------------------------------
  Weighted average common shares
   outstanding - Diluted                 41.6    38.7     42.1   38.6
----------------------------------------------------------------------

Diluted net income (loss) per common
 share                                 $(0.20) $(0.33)   $0.08 $(0.54)
----------------------------------------------------------------------

(a) The Company's convertible subordinated debentures, due 2011, and the mandatorily redeemable convertible preferred stock were excluded from the computations of diluted net income (loss) per common share for the quarters and the year ended December 31, 2004 and 2003, as they were antidilutive. In addition, the Company's convertible subordinated notes, due 2003, were excluded from the computation of diluted net income (loss) per common share for the year ended December 31, 2003, as they were antidilutive. The convertible subordinated notes, due 2003, were repaid in full on March 19, 2003. Had earnings not been antidilutive, the diluted share count for the quarter would have been 94.0 million and for the year 91.5 million.

Hexcel Corporation and Subsidiaries                            Table E
Schedule of Net Debt
----------------------------------------------------------------------
                                                     Unaudited
                                          ----------------------------
                                          December  September December
                                             31,       30,       31,
(In millions)                               2004      2004      2003
----------------------------------------------------------------------
Senior Secured Credit Facility, due 2008  $    -    $    -     $  4.0
European credit and overdraft facilities     0.7       1.7        1.9
9.875% Senior secured notes, due 2008,
 net of unamortized discount of $0.9 as
 of December 31, 2004 and as of September
 30, 2004 and $1.1 as of December 31,
 2003                                      124.1     124.1      123.9
9.75% Senior subordinated notes, due 2009,
 net of unamortized discount of $0.6 as
 of December 31, 2004, $0.7 as of
 September 30, 2004, and $1.0 as of
 December 31, 2003 (a)                     283.3     306.7      328.5
7.0% Convertible subordinated debentures,
 due 2011                                   19.2      21.0       21.0
----------------------------------------------------------------------
Total notes payable                        427.3     453.5      479.3
Capital lease obligations                    4.1       3.9        4.1
----------------------------------------------------------------------
Total notes payable and capital lease
 obligations                              $431.4    $457.4     $483.4
----------------------------------------------------------------------

Cash and cash equivalents                   57.2      51.5       41.7
----------------------------------------------------------------------
Net Debt                                  $374.2    $405.9     $441.7
----------------------------------------------------------------------

(a) Includes a decrease of $1.4 million at December 31, 2004, $0.8 million at September 30, 2004; and a decrease of $0.5 million at December 31, 2003 for derivative contracts under SFAS No. 133. During the fourth quarter of 2003, the Company entered into interest rate swap agreements for an aggregate notional amount of $100.0 million, effectively converting the fixed interest rate of 9.75% into variable interest rates.


    CONTACT: Hexcel Corporation
             Investors:
             Stephen C. Forsyth, 203-969-0666 ext. 425 stephen.forsyth@hexcel.com
              OR
             Media:
             Michael Bacal, 203-969-0666 ext. 426
             michael.bacal@hexcel.com